UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2003

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

The following consists of Caterpillar Financial Services Corporation's Second-Quarter Results released on July 17, 2003. This information is being provided under Items 9 and 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future. The only change from the 8K filed on July 17, 2003 was the correction of a typographical error.

CAT FINANCIAL ANNOUNCES SECOND-QUARTER 2003 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $445 million, an increase of $63 million or 16 percent compared with second quarter 2002. Profit after tax was a record $71 million, a $31 million or 78 percent increase from second quarter 2002.

The increase in revenues was due to the continued growth of finance receivables and leases and a $27 million increase in gain on securitized receivables, partially offset by the impact of generally lower interest rates. The majority ($22 million) of the increase in securitized receivables gain was related to the timing of our public securitization, which took place in the second quarter this year versus a similar gain of $18 million in the third quarter last year.

The increase in profit was primarily due to the increased gain on securitized receivables and a larger portfolio of earning assets.

New retail financing business was $1.90 billion, a decrease of $179 million or 9 percent from the same period one year ago.

Past dues over 30 days were 2.9 percent compared to 4.5 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $20 million during the quarter compared with $12 million for the second quarter of 2002. The increase in write-offs was due to one customer in Latin America.

Caterpillar Vice President and Cat Financial President James S. Beard said, "Our second quarter results are gratifying from several perspectives. The record revenue and profit and the continued reduction in past dues during a difficult environment demonstrates our credit policies are sound, even as many of our worldwide customers remain challenged by the lack of a confirmed economic recovery."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2003 VS. SECOND QUARTER 2002

(ENDING JUNE 30)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 445	$ 382	16%
Net Profit	$ 71	$ 40	78%
New Retail Financing Business	$ 1,896	$ 2,075	(9%)
Total Assets	$17,989	$16,938	6%

FIRST SIX MONTHS 2003 VS. FIRST SIX MONTHS 2002

(ENDING JUNE 30)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 848	$ 762	11%
Net Profit	$ 122	$ 93	31%
New Retail Financing Business	$ 3,670	$ 3,541	4%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@cat.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: July 24, 2003	By:/s/ R. Clay Thompson
R. Clay Thompson
Secretary